Exhibit 99.1

Gulf Resources announces the closing of its bromine, crude salt and chemical factories for rectification and improvement in order to meet the new environmental rules in China

SHOUGUANG, China, Sept. 07, 2017 (GLOBE NEWSWIRE) --

Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt, specialty chemical products, and natural gas in China, today announced the closing of its bromine, crude salt and chemical factories for rectification and improvement in order to meet the new environmental rules in China.

On September 1, 2017, Gulf Resources received letters from the Yangkou County, Shouguang City government to each of its subsidiaries, Shouguang City Haoyuan Chemical Company Limited and Shouguang Yuxin Chemical Industry Co., Limited, which stated that in an effort to improve the safety and environmental protection management level of chemical enterprises, the plants are requested to immediately stop production and perform rectification and improvements in accordance with the country's new safety, environmental protection requirements.

In the company’s press release of August 11, 2017 and on its conference call of August 14, 2017, we addressed our concerns that increased government enforcement of stringent environmental rules that were adopted in early 2017 to insure corporations bring their facilities up to necessary standards so that pollution and other negative environmental issues are limited and remediated, could have an impact on our business in both the short and long-term.  We also expressed that although we believed our facilities were fully compliant, we did not know how our facilities would fare under the new rules and that we expected to have a full understanding of the implications within the next two months.

Teams of inspectors were sent to many provinces to inspect all mining and manufacturing facilities. The local government requested that facilities be closed, so that the facilities can undergo the inspection and analysis  in the most efficient manner by inspectors’ team.

A press release from the Chinese Ministry of Environmental Protection on August 18, 2017, stated, among other things that inspection teams would be deployed in Shandong Province as part of the efforts to implement the guidelines on promoting ecological progress and protecting the environment, and the major decisions and deployments of the CPC Central Committee and the State Council. Similar press releases were issued for other provinces. For a full version of the press release, please see the following links:

•	Chinese version: http://www.mep.gov.cn/gkml/hbb/qt/201708/t20170810_419538.htm

•	English version: http://english.mep.gov.cn/News_service/news_release/201708/t20170828_420530.shtml

At this time, Gulf Resources does not know the timing of further inspections or the cost of remediation and improvement that will be required, nor does the company know how long the factories will be closed. Until the Company understands the full implications and timing of these issues, it will not be able to provide any estimates as to the impact on either earnings or capital expenses. However, the company is currently in discussions with the county and city governments to resolve these issues as rapidly as possible.

While the company does not yet know all of the issues that might be involved, Gulf believes that with respect to its Bromine production that it may have to purchase new equipment and utilize more modern technology in order to increase utilization; Converting the material used for energy from coal to natural gas, electricity, or solar power; develop better waste water treatment, and invest in equipment that minimizes emissions. While there is no way of knowing at this juncture how much all of these steps will cost, the company believes it could be between $15 and $30 million.

In the chemical industries, the company believes the same types of issues will apply. In Sichuan, where the company is currently exploring for natural gas, the company believes the most important environmental issue is the treatment of waste water.

“These are very interesting business situation,” Mr. Liu Xiaobin, the CEO of Gulf Resources stated. “With most of the factories in industries such as mining and chemicals closed, there will be many people unemployed. In addition, these basic industries provide products for downstream industries. If they cannot produce products, downstream industries will also have to close.”

“Our experience indicates,” Mr. Liu continued, “that the Chinese government will move very quickly to complete the inspections and get companies to agree to the necessary remediation and upgrading. The government has increased the number of inspection teams from 8 to more than 30 in order to move the process as quickly as possible. While we would prefer to continue operating all of our factories, we believe the government should do its best to improve the environment in which we all have to live.”

“From a business point of view,” Mr. Liu stated, “we actually look at this as a significant intermediate to long term opportunity. In bromine, for example, we are among one of the largest producers. We believe smaller producers control approximately 50% of the market. We further believe our facilities are generally better than those of our smaller competitors. In addition, we have approximately $176 million of cash on our balance sheet. This gives us more than ample resources to invest in any needed technology and equipment. We also have a skilled management team that will enable us to act in an expeditious manner. We do not know if our smaller competitors have the needed resources and management capabilities. However, we believe that some do not. And it may provide the company with potential acquisition opportunity.”

“In chemicals,” Mr. Liu continued, “we do have some larger competitors, but the market also has many smaller competitors that may not have the capital to conduct the remediation and improvement.”

“Over the short term,” Mr. Liu stated, “prices of commodities should increase as there are temporary shortages. Over the intermediate to long-term, the large, well-capitalized companies that are able to invest in new equipment should be able to significantly increase their market share, utilization, and profitability. China has instituted similar policies for other basic materials. For example, it announced a policy that will result in the closing of 5,600 of the country’s 10,760 coal mines*. We believe the government of China is strongly committed to improving the environment, and that over the long-term this will be a great benefit to the larger and more well capitalized companies that can make the right improvements at the fastest speed.”

As soon as Gulf has a better understanding of the timing, cost and impact of the factory closures, it will update this press release to inform investors.

(*http://www.reuters.com/article/us-china-energy-coal/china-to-close-more-than-1000-coal-mines-in-2016-

energy-bureau-idUSKCN0VV0U5)

About Gulf Resources, Inc.
Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries' business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com